EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113444) of Continental Airlines, Inc. of our report dated March 29, 2011, with respect to the statements of financial condition as of September 17, 2010 and December 31, 2009 of the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan and the related statements of income and changes in plan equity for the period from January 1, 2010 to September 17, 2010 and the years ended December 31, 2009 and 2008, which report appears in the September 17, 2010 Form 11-K annual report of the Continental Airlines, Inc. 2004 Employee Stock Purchase Plan.

/s/ MFR, P.C.

Houston, Texas
March 29, 2011